GUARANTY


         THIS GUARANTY dated as of November 5, 1999 executed and delivered by SHAW CONTRACT FLOORING SERVICES, INC. (the "Guarantor") in favor of BANK OF AMERICA, N.A., as Administrative Agent (the "Administrative Agent") for the Lenders (the "Lenders") under the Credit Agreement (as hereinafter defined) (the Administrative Agent and the Lenders being collectively referred to herein as the "Guaranteed Parties").

         WHEREAS, pursuant to that certain Credit Agreement dated as of November 5, 1999 (as the same may be amended, modified, supplemented or extended from time to time, the "Credit Agreement"; terms used herein and not defined herein have their respective defined meanings as set forth in the Credit Agreement) by and among Shaw Industries, Inc. (the "Borrower"), the Lenders named therein, Bank of America, N.A., as Administrative Agent and SunTrust Bank, Atlanta, as Documentation Agent, the Lenders have made available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

         WHEREAS, the Guarantor is a Material Subsidiary of the Borrower and is required, pursuant to Section 4.1(b)(ii) of the Credit Agreement, to execute and deliver this Guaranty;

         WHEREAS,  as a Material  Subsidiary of the Borrower,  the Guarantor has
and will benefit from the financial accommodations provided by the Administrative Agent and the Lenders to the Borrower under the Credit Agreement as such financial accommodations will enable the Borrower to provide the Guarantor with sufficient capital to operate the Guarantor's operations; and

         WHEREAS, the Guarantor is therefore willing to guarantee the payment in full of the principal of, and interest on, all Guaranteed Obligations (as defined below) owing by the Borrower to the Administrative Agent and the other Guaranteed Parties under the Credit Agreement and otherwise.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Guarantor, the Guarantor agrees as follows:

         Section 1. Guaranty. The Guarantor hereby, irrevocably and unconditionally, guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of the following (the following collectively referred to as the "Guaranteed Obligations"): (a) all Obligations (as defined in the Credit Agreement); and (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing.

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         Section 2. Guaranty of Payment and Not of Collection.  This Guaranty is
a guaranty of payment, and not of collection, and a debt of the Guarantor for its own account. Accordingly, the Guaranteed Parties shall not be obligated or required before enforcing this Guaranty against the Guarantor: (a) to pursue any right or remedy any Guaranteed Party may have against the Borrower, any Loan Party or any other guarantor of the Guaranteed Obligations or commence any suit or other proceeding against the Borrower, any Loan Party or any other guarantor of the Guaranteed Obligations in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any Loan Party or any other guarantor of the Guaranteed Obligations; or (c) to make demand of the Borrower or any other guarantor of the Guaranteed Obligations or to enforce or
seek  to  enforce  or  realize  upon  any   collateral   security  held  by  the
Administrative Agent or any Lender which may secure any of the Guaranteed Obligations. In this connection, the Guarantor hereby waives the right of the Guarantor to require any holder of the Guaranteed Obligations to take action against the Borrower as provided in Official Code of Georgia Annotated ss.10-7-24.

         Section 3. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, the following (whether or not the Guarantor consents thereto or has notice thereof):

         (a) (i) any change in the amount, interest rate or due date or other term of any Guaranteed Obligations, or (ii) any change in the time, place or manner of payment of all or any portion of the Guaranteed Obligations, or (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing any Guaranteed Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, the other Loan Documents, or any other documents, instruments or agreements relating to the Guaranteed Obligations or any other instrument or agreement referred to therein or evidencing any Guaranteed Obligations or any assignment or transfer of any of the foregoing;

         (b) any lack of validity or enforceability of the Credit Agreement, the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guaranteed Obligations or any assignment or transfer of any of the foregoing;

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         (c) any  furnishing to the  Guaranteed  Parties of any security for the
Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral security for the Guaranteed Obligations;

         (d) any settlement or compromise of any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to the Guaranteed Obligations, or any subordination of the payment of the Guaranteed Obligations to the payment of any other liability of the Borrower;

         (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Guarantor or the Borrower or any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

         (f) any nonperfection of any security interest or lien on any collateral securing any of the Guaranteed Obligations;

         (g) any application of sums paid by the Borrower or any other Person with respect to the liabilities of the Borrower to the Guaranteed Parties, regardless of what liabilities of the Borrower remain unpaid;

         (h) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

         (i) any act or failure to act by any Guaranteed Party which may adversely affect the Guarantor's subrogation rights, if any, against the Borrower to recover payments made under this Guaranty; or

         (k) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor.

         Section 4. Action with Respect to Guaranteed Obligations. The Administrative Agent or any other Guaranteed Party may, at any time and from time to time, without the consent of, or notice to, the Guarantor, and without discharging the Guarantor from its obligations hereunder take any and all actions described in Section 3 above and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guaranteed Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guaranteed Obligations or increasing, decreasing or otherwise changing the interest rate or fees that may accrue on any of the Guaranteed Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document or any other document evidencing any Guaranteed Obligations; (c) sell, exchange, release or otherwise deal with all, or any part, of any Collateral; (d) release any Person liable in any manner for the payment or collection of the Guaranteed Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower or any other Person (including, without limitation, any other guarantor of the Guaranteed Obligations); and (f) apply any sum, by whomsoever paid or however realized, to the Guaranteed Obligations in such order as such Guaranteed Party shall elect.

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         Section 5. Waiver.  The Guarantor,  to the fullest extent  permitted by law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of the Guarantor or which otherwise might operate to discharge the Guarantor from its obligations hereunder.

         Section 6. Inability to Accelerate Loan. If any Guaranteed Party or the holder of any of the Guaranteed Obligations is prevented under Applicable Law or otherwise from demanding or accelerating payment thereof by reason of any automatic stay or otherwise, the Guaranteed Party or such holder shall be entitled to receive from the Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

         Section 7. Reinstatement of Guaranteed Obligations. If claim is ever made upon any Guaranteed Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and any Guaranteed Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Guaranteed Party or any of its property, or (b) any settlement or compromise of any such claim effected by the Guaranteed Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then, and in such event, the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and the Guarantor shall be and remain liable to the Guaranteed Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Guaranteed Party.

         Section 8. Waiver of Subrogation. The Guarantor hereby forever waives and releases any and all claims or causes of action the Guarantor may have against the Borrower or any other Loan Party or any other Person arising by reason of any payment by the Guarantor to any other Guaranteed Party pursuant to this Guaranty, whether such claim or cause of action arises by way of any common-law right of subrogation, by way of any other applicable law or statutes, or by way of any written or oral agreement between the Guarantor and the Borrower or Loan Party or Person. This waiver of subrogation is for the benefit of the Borrower and the Guaranteed Parties and the foregoing waiver may not be revoked by the Guarantor without the prior, written consent of the Administrative Agent and the Requisite Lenders on behalf of the other Guaranteed Parties.

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

         Section 9. Payments Free and Clear. All sums payable by the Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any withholding tax or liability imposed by any governmental agency or authority, wherever located, or any statute, rule or regulation promulgated thereby), and in the event that the Guarantor is required by such applicable law or by such governmental agency or authority to make any such deduction or withholding, the Guarantor shall pay to the Guaranteed Parties such additional amount as will result in the receipt by the Administrative Agent on behalf of the Guaranteed Parties of the full amount payable hereunder had such deduction or withholding not occurred or been required.

         Section 10. Set-off. The Guarantor authorizes the Administrative Agent and the other Guaranteed Parties at any time and from time to time, without notice to the Guarantor, which notice the Guarantor hereby expressly waives, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final, including any negotiable or non-negotiable certificate of deposit now or hereafter issued by the Administrative Agent or the other Guaranteed Parties to the Guarantor) or other indebtedness owing by such Administrative Agent or Guaranteed Party to the Guarantor, to the then outstanding Guaranteed Obligations then due and payable. The Administrative Agent or any other Guaranteed Party may exercise this right of setoff whether or not such Administrative Agent or Guaranteed Party has made demand for, or accelerated, any Guaranteed Obligations. The rights of the Administrative Agent and the other Guaranteed Parties under this Section are in addition to, and not in limitation or substitution of, other rights and remedies (including, but not limited to, other rights of set-off) that the Administrative Agent and the other Guaranteed Parties may have.

         Section 11. Subordination Of the Borrower's Obligations To the Guarantor. As an independent covenant, the Guarantor hereby expressly covenants and agrees for the benefit of the Guaranteed Parties that all obligations and liabilities owing by the Borrower to the Guarantor of whatsoever description including, without limitation, all intercompany receivables owing to the Guarantor from the Borrower ("Junior Claims") shall be subordinate and junior in right of payment to all obligations of the Borrower to the Administrative Agent and other Guaranteed Parties under the terms of the Credit Agreement and the other Loan Documents ("Senior Claims").

         If an Event of Default shall occur, then, unless and until such Event of Default shall have been cured, waived, or shall have ceased to exist, no direct or indirect payment (in cash, property, securities by setoff or otherwise) shall be made by the Borrower to the Guarantor on account of or in any manner in respect of any Junior Claim and the Guarantor shall not receive or accept any such direct or indirect payment.

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

         In the event of a Proceeding (as hereinafter defined), all Senior Claims shall first be paid in full before any direct or indirect payment or distribution (in cash, property, securities by setoff or otherwise) shall be made to any Guarantor on account of or in any manner in respect of any Junior Claim. For the purposes of the previous sentence, "Proceeding" means the Borrower or the Guarantor shall commence a voluntary case concerning itself under the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code") or any other applicable bankruptcy laws; or any involuntary case is commenced against the Borrower or the Guarantor; or a custodian (as defined in the Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of the Borrower or the Guarantor, or the Borrower or the Guarantor commences any other proceedings under any reorganization arrangement, adjustment of debt, relief of debtor, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or the Guarantor, or any such proceeding is commenced against the Borrower or the Guarantor, or the Borrower or the Guarantor is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or the Guarantor suffers any appointment of any custodian or the like for it or any substantial part of its property; or the Borrower or the Guarantor makes a general assignment for the benefit of creditors; or the Borrower or the Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Borrower or the Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Borrower or the Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate action shall be taken by the Borrower or the Guarantor for the purpose of effecting any of the foregoing.

         In the event any direct or indirect payment or distribution is made to the Guarantor in contravention of this Section 11, such payment or distribution shall be deemed received in trust for the benefit of the Administrative Agent and other Guaranteed Parties and shall be immediately paid over to the Administrative Agent for application against the Guaranteed Obligations in accordance with the terms of the Credit Agreement.

         The Guarantor agrees to execute such additional documents as the Administrative Agent may reasonably request to evidence the subordination provided for in this Section 11.

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         Section  12.  Automatic   Acceleration  in  Certain  Events.  Upon  the
occurrence of an Event of Default specified in Section 9.1.(e) or 9.1.(f) of the
Credit  Agreement,   all  Guaranteed   Obligations  shall  automatically  become
immediately due and payable by the Guarantor, without notice or other action on the part of the Administrative Agent or other Guaranteed Parties, and regardless of whether payment of the Guaranteed Obligations by the Borrower has then been accelerated. In addition, if any event described in Section 9.1.(e) or 9.1.(f) of the Credit Agreement should occur with respect to the Guarantor, then the Guaranteed Obligations shall automatically become immediately due and payable by the Guarantor, without notice or other action on the part of the Administrative Agent or other Guaranteed Parties, and regardless of whether payment of the Guaranteed Obligations by the Borrower has then been accelerated.

         Section 13. Savings Clause. (a) It is the intent of the Guarantor and the Guaranteed Parties that the Guarantor's maximum liability hereunder shall be, but not in excess of:

                  (i) in a Proceeding commenced by or against the Guarantor under the Bankruptcy Code on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against the Guarantor under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

                  (ii) in a Proceeding commenced by or against the Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against the Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

                  (iii) in a Proceeding commenced by or against the Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against the Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

(The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) shall be determined in any such case or proceeding shall hereinafter be referred to as the "Avoidance Provisions").

         (b) To the end set forth in Section 13(a), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance under the Avoidance Provisions if the Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render the Guarantor insolvent, or leave the Guarantor with an unreasonably small capital to conduct its business, or cause the Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions, the maximum Guaranteed Obligations for which the Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed
Obligations (or any other obligations of the Guarantor to the Guaranteed Parties), as so reduced, to be subject to avoidance under the Avoidance Provisions.

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         (c) This  Section  13 shall be  applicable  only in  connection  with a
Proceeding brought by or against the Guarantor and is intended solely to preserve the rights of the Guaranteed Parties hereunder to the maximum extent that would not cause the Guaranteed Obligations of the Guarantor to be subject to avoidance under the Avoidance Provisions in connection with any such Proceeding. Neither the Guarantor nor any other Person shall have any right or claim under this Section 13 as against the Guaranteed Parties that would not otherwise be available to the Guarantor or such other Person outside of any Proceeding.

         Section 14. Information. The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Guaranteed Parties will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

         Section 15. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of GEORGIA.

         Section 16. Jurisdiction/JURY TRIAL WAIVER/OTHER MATTERS. (a) EACH OF THE GUARANTEED PARTIES AND THE GUARANTOR ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTY OR THE RELATIONSHIP OF THE
GUARANTOR AND THE GUARANTEED PARTIES ESTABLISHED HEREBY, WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES. ACCORDINGLY, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE GUARANTOR AND THE GUARANTEED PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST THE GUARANTOR ARISING OUT OF THIS GUARANTY OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN THE GUARANTOR AND ANY GUARANTEED PARTY OF ANY KIND OR NATURE.

         (b) EACH OF THE GUARANTOR AND THE GUARANTEED PARTIES AGREES THAT THE FEDERAL COURT OF THE NORTHERN DISTRICT OF GEORGIA OR ANY STATE COURT LOCATED IN FULTON COUNTY, GEORGIA SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE GUARANTOR AND ANY GUARANTEED PARTY PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR TO ANY MATTER ARISING HEREFROM. THE GUARANTOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURT. THE GUARANTOR AND THE GUARANTEED PARTIES WAIVE ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY
PROCEEDING IN ANY SUCH COURT OR THAT SUCH PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.

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

         (c) THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY OTHER GUARANTEED PARTY OR THE ENFORCEMENT BY THE AGENT OR ANY OTHER GUARANTEED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

         (d) THE GUARANTOR AGREES THAT ALL OF ITS PAYMENT OBLIGATIONS HEREUNDER SHALL BE ABSOLUTE, UNCONDITIONAL AND, FOR THE PURPOSES OF MAKING PAYMENTS HEREUNDER, THE GUARANTOR HEREBY WAIVES ANY RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM.

         (e) THE GUARANTOR ACKNOWLEDGES THAT ALL OF THE WAIVERS IN THIS SECTION HAVE BEEN MADE WILLINGLY, WITH THE ADVICE OF LEGAL COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF.

         Section 17. Loan Accounts. The Administrative Agent on behalf of the other Guaranteed Parties may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guaranteed Obligations, and in the case of any dispute relating to any Guaranteed Obligation, the entries in such account shall be binding upon the Guarantor as to the outstanding amount of such Guaranteed Obligations and the amounts paid and payable with respect thereto absent manifest error. The failure of the Administrative Agent to maintain such books and accounts shall not in any way relieve or discharge the Guarantor of any of its obligations hereunder.

         Section 18. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any other Guaranteed Party in the exercise of any right or remedy it may have against the Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Lender of any such right or remedy shall preclude other or further exercise thereof or the exercise of any other such right or remedy.

         Section 19. Successors and Assigns. Each reference herein to the Administrative Agent or any other Guaranteed Party shall be deemed to include the Administrative Agent's and such other Guaranteed Party's successors and assigns (including, but not limited to, any holder of the Guaranteed Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to the Guarantor shall be deemed to include the Guarantor's executors, administrators, successors and assigns, upon whom this Guaranty also shall be binding. The Administrative Agent and any other Guaranteed Party may assign, transfer or sell any Guaranteed Obligation, or grant or sell participation in any Guaranteed Obligations, pursuant to the terms of the Loan Documents, to any Person or entity without the consent of, or notice to, the Guarantor and without releasing, discharging or modifying the Guarantor's obligations hereunder. The Guarantor hereby consents to the delivery by the Administrative Agent or any other Guaranteed Party to any assignee, transferee or participant of any financial or other information regarding the Borrower or the Guarantor. The Guarantor may not assign or transfer its obligations hereunder to any Person.

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

         Section 20. Survival of Agreement. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty and the Credit Agreement, the making of the Loans and the execution and delivery of the other Loan Documents.

         Section 21. Amendments. This Guaranty may not be amended except in writing signed by the Administrative Agent and the Guarantor.

         Section 22. Payments/Expenses. All payments made by the Guarantor pursuant to this Guaranty shall be made in the lawful currency of the United States of America, in immediately available funds to the office of the Administrative Agent set forth on Annex I to the Credit Agreement not later than 11:00 a.m., Atlanta time, on the date one Business Day after demand therefor. The Guarantor shall pay, on demand, all costs and expenses incurred by the Guaranteed Parties in the collection and enforcement of this Guaranty including the reasonable fees and disbursements of counsel to the Guaranteed Parties if collection and/or enforcement is sought by or through an attorney.

         Section 23. Notices. All notices, demands or other communications to the Guarantor hereunder shall be in writing and shall be mailed or hand delivered or sent via facsimile transmission to the address for the Guarantor set forth below its signature hereto. All such notices, demands and communications shall be deemed received by the Guarantor (a) if personally delivered or by messenger or overnight courier or delivered via facsimile transmission, on the date of delivery thereof or (b) if through the United States mail, on the earlier of (i) the date three days after the posting thereof and (ii) the date of actual receipt by the Guarantor.

         Section 24. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 25. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

         Section 26. Review of Credit Agreement/Loan Documents. The Guarantor acknowledges that, prior to the execution and delivery of this Guaranty, the Guarantor has had the opportunity to review and ask questions regarding the Credit Agreement and the other Loan Documents referred to therein and to discuss the same and this Guaranty with its counsel.


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



         IN WITNESS WHEREOF, the Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.


                               SHAW CONTRACT FLOORING
                                 SERVICES, INC.


                               By:______________________________________________
                                     Title:_____________________________________

                                        Address for Notices:

                               c/o Shaw Industries, Inc.
                               Post Office Drawer 2128
                               Dalton, Georgia 30722-2128
                               Attention: Kenneth G. Jackson
                               Telephone No.: (706) 275-1010
                               Telecopy No.: (706) 275-1985



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